Exhibit 12.1

                       MOTORS AND GEARS, INC.
       COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
                       (dollars in thousands)



                                         Year Ended December 31,
                                    ----------------------------------
                                       1999        1998       1997
                                       ----        ----       ----

     Fixed Charges
         Interest expense            $31,291    $31,203    $21,310
         Rental expense included in
     fixed charges                     1,183      1,246        644
                                      ------     ------     ------
             Total fixed charges      32,474     32,449     21,954

     Earnings
         Pre-tax income               17,316     10,026      5,784
         Plus:  fixed charges         32,474     32,449     21,954
                                      ------     ------     ------
              Total Earnings         $49,790    $42,475    $27,738

     Ratio of earnings to fixed         1.5        1.3        1.3
     charges                            ===        ===        ===